EXHIBIT 10.1

May 20, 2020

LIFE STORY RIGHTS AGREEMENT

THIS AGREEMENT, which is effective on May 20, 2020, is made by and between RIVULET MEDIA, INC., a Delaware corporation, and/or its assignee ("Producer") and Joseph M. Arpaio ("Owner") concerning the Owner's life story. (Owner and Producer shall be referred to hereinafter collectively as the "Parties.") The following terms and conditions shall apply:

1. DEFINITION OF LIFE STORY: For purposes of this Agreement, "Life Story" shall mean the irrevocable, exclusive, perpetual and universal rights to use Owner's name, likeness, sobriquet, voice, and biography; depict, portray, impersonate or simulate Owner in any way whatsoever, and make use of all the incidents of Owner's life preceding, surrounding, following and otherwise in any way relating to incidents about the Owner's life that the Producer deems in its sole discretion necessary or appropriate to produce one or more Motion Pictures (including, without limitation, theatrical productions, television series, and made-for-television movies and made-for-home-video productions), whether wholly or partially factual or fictional; and use any and all information and materials in Owner's possession or under Owner's control, which Owner shall, at Producer's request, disclose and provide to Producer freely, completely and candidly, in such forms as, without limitation, copies of any newspapers or magazine clippings, photographs, transcripts, journals, notes, recordings, home movies, videotapes or other physical materials relating to Owner's life story and all Owner's thoughts, observations, recollections, reactions and experiences surrounding, arising out of, or concerning all those events, circumstances and activities relating to Owner's life story (all the aforementioned rights hereinafter collectively referred to as "Life Story").

2. USE OF NAME (NO PSEUDONYM). The Parties agree that any Motion Picture(s) that Producer makes based on the Life Story will be explicitly about Joseph "Joe" M. Arpaio and will identify him by name throughout. In other words, the Motion Picture will not use a pseudonym for Mr. Arpaio or portray a character that is based on him or his Life Story but does not actually use his real name.

3. GRANT OF OPTION: In consideration of the mutual promises contained herein, Owner hereby grants to Producer for twelve (12) months from and after the effective date of this Agreement (the "Option Period") the exclusive, irrevocable right and option (the "Option") to acquire the exclusive rights as set forth in paragraph 5 in and to the Life Story, as defined above. Producer may exercise this Option at any time during the Option Period, as it may be extended, by giving written notice of such exercise to Owner.

4. FIRST EXTENSION/EXERCISE OF OPTION: Producer shall have the right to extend the Option Period for one (1) period of twelve (12) months by sending notice to Owner prior to the expiration of the previous period.

5. ADDITIONAL EXTENSIONS: The Parties agree in good faith to discuss additional extensions, if it is helpful to production a Motion Picture.

6. PENDING EXERCISE OF OPTION: Producer shall have the right to prepare screenplays, budgets, teleplays, treatments or other material, and engage in other customary development and pre-production activities. It is understood that if the Option is not exercised, Producer shall have no further right in and to the Life Story, but Producer shall own all rights of every kind in and to material Producer prepared.

7. RIGHTS GRANTED:

(a)
Upon exercise of the Option by Producer, Producer shall acquire and Owner shall be deemed to have assigned, conveyed, sold and transferred to Producer all motion picture, television, home-video, allied, subsidiary and ancillary rights in and to the Life Story for use by Producer, and Producer's successors and assigns, throughout the world and in perpetuity, including, without limitation, the following rights:

1)
the right to develop one or more scripts based on the Life Story;

2)
the right to make one or more Motion Pictures based on the Life Story, any part thereof or any sequences or characters therein (including, without limitation, theatrical productions, television series, and made-for- television movies and made-for-home-video productions);

3)
the right to distribute, exhibit and otherwise exploit any such Motion Pictures in any and all media and by any means now known or hereafter devised, including, without limitation, all forms of theatrical and non-theatrical distribution and exhibition (including, without limitation, free broadcast, pay television, cable, subscription and pay-per-view);

4)
the right to manufacture, distribute and otherwise exploit all forms of videocassettes, videodiscs and similar devices of any such Motion Pictures and to combine such Motion Pictures with other programs on such videocassettes, videodiscs and similar devices;

5)
the right to make changes to the Life Story, to create fictional episodes, characters and/or dialogue for dramatic purposes, and to use any portion or portions of the Life Story for any purpose of this Agreement;

6)
the right to edit and alter any Motion Pictures based on the Life Story and to make foreign versions thereof;

7)
the right to publicize, advertise or otherwise promote any such Motion Pictures and in connection therewith to prepare and use synopses (not to exceed 7,500 words each) of the Life Story;

8)
the soundtrack recording, music publishing, legitimate stage, live television, radio broadcasting and merchandising rights to the Life Story, to any such Motion Pictures based thereon and to any of the characters contained therein;

9)
the right to make remakes and sequels to any such Motion Pictures;

10)
the right to copyright any such Motion Pictures, sound recordings, musical compositions and all other copyrightable works based on or derived from the Life Story and to secure copyright and trademark protection to all works based on or derived from the Life Story; and

11)
the right to sublicense or authorize others to exercise any of the foregoing rights, subject to Producer's obligations hereunder provided.

(b)
Notwithstanding anything contained in this Agreement to the contrary, Producer agrees to portray Owner's and Owner's Life Story as factually as possible with the understanding that Producer has the right to reasonably deviate from the facts of the Life Story in order to enhance the dramatic value. Owner shall be entitled to review and be consulted on the final shooting scripts of the Motion Pictures produced hereunder, it being understood that further changes to such final shooting scripts may be made by Producer. No approval rights are granted whatsoever in connection with any scripts created or Motion Pictures produced hereunder, which rights shall be held solely and exclusively by Producer and shall include, without limitation, control over all dramatic elements of said scripts and Motion Pictures.

8. RESERVED RIGHTS: The Owner specifically reserves literary publishing rights to the Life Story (other than literary publishing rights of up to 10,000 words for use by Producer in advertising any Motion Picture based on the Life Story). Notwithstanding anything else in this Agreement to the contrary (or that may be implied to the contrary), the Owner is not conveying or intending to convey any motion picture rights in the book that Mr. Dave Roberts is currently working on. Both parties acknowledge that Owner has represented that Mr. Roberts is currently writing a book and that Mr. Roberts is the owner of any motion picture rights in such book.

9. WAIVER: Owner hereby waives and relinquishes any rights or remedies at law, in equity or otherwise, and further releases Producer and Producer's employees, agents, successors, licensees and assigns from, and covenants not to sue Producer, or any of them, with respect to any claim, cause of action, liability or damages of any nature whatsoever arising out of or in connection with the exercise of any of the rights herein granted to Producer. Such liabilities include, without limitation, defamation, libel, slander, false light, false advertising, intentional or negligent infliction of mental distress or invasion or appropriation of any right of privacy or publicity in any jurisdiction. These waivers are hereby made by Owner, both on Owner's behalf and on behalf of Owner's spouse and next of kin.

10. CONSULTING SERVICES: Owner shall be available to Producer as consultant in connection with the first Motion Picture produced hereunder at mutually convenient places, dates and times, to provide Producer with information and materials regarding the Life Story and to assist Producer in obtaining releases from any persons designated by Producer. Such consultation will involve, among other things, cooperation with Producer and any writers employed by Producer or Producer's assigns in connection with the writing of the teleplay or other forms of adaptation of the Life Story. Owner shall be entitled to compensation for the above employment in the amount of ten thousand dollars ($10,000), payable within 10 days upon the earlier of exercise of the Option or commencement of principal photography of the first Motion Picture produced hereunder. (If the Option is not exercised, or principal photography never commences, then this amount does not become due.)

11. COMPENSATION: As full consideration for all rights, licenses, privileges, waivers and property herein granted, and for all warranties, representations and covenants herein made by Owner, Producer agrees to pay Owner as follows:

(a)
Guaranteed Compensation: twenty thousand dollars ($20,000) for each thirty minutes that the Motion Picture(s) run (or is/are expected to run), pro rata ($675.00 per minute), payable upon the earlier of exercise of the Option or commencement of principal photography of the first Motion Picture produced hereunder. For clarity: assuming that several thirty (30) minute episodes are produced, then $20,000 is due for each episode. If a one-hundred (100) minute film is produced, then $67,500.00 is due for the film.

12. CREDITS: The Owner shall be entitled to receive the following screen credit in the main titles of any and all Motion Pictures produced hereunder: "Based on the life of Joseph M. Arpaio". Owner shall be entitled to an end-roll screen credit in connection with consulting services performed hereunder, the form and placement of which shall be at Producer's discretion. Inadvertent failure by Producer to comply with these credit provisions shall not be deemed a breach of this Agreement. Within a reasonable time after receipt of written notice from Owner specifying a failure to accord proper credit in accordance with this Paragraph, Producer shall use good faith efforts to cure prospectively any such failure with regard to positive prints and/or advertising materials created after the date of Producer's receipt of such notice. Producer will contractually obligate third party licensees and sub-distributors with whom Producer is in privity of contract to comply with the credit obligations set forth herein, but shall not be responsible or liable to Owner for the failure of any such third party to comply with the same.

13. REPRESENTATION AND WARRANTIES

(a)
Owner has the right, authority and legal capacity to grant the rights granted to Producer herein; and

(b)
Owner shall not exploit the Life Story in a manner inconsistent with the terms of this Agreement, specifically, to not sell, license, exploit or transfer any rights in the Life Story.

14. REMEDIES: Owner recognizes and confirms that in the event of a failure or omission by Producer constituting a breach of its obligations under this Agreement, whether or not material, the damage, if any, caused Owner is not irreparable or sufficient to entitle Owner to injunctive or other equitable relief. Consequently, Owner's rights and remedies shall be limited to the right, if any, to obtain damages at law and Owner shall not have any right in such event to terminate or rescind this Agreement or any of the rights granted to Producer hereunder or to enjoin or restrain the development, production, advertising, promotion, distribution, exhibition or exploitation of the Picture and/or any of Producer's rights pursuant to this Agreement.

15. MISCELLANEOUS:

(a)
Arbitration. Disputes under this Agreement shall be settled pursuant to binding confidential arbitration under the rules of the American Arbitration Association. The prevailing party will be entitled to reasonable attorney fees and costs.

(b)
Indemnification. Owner shall indemnify and defend Producer from and against any and all claims and damages arising from the breach of any representation or warranty of Owner hereunder to the extent such claim or damage does not arise out of a breach by Producer hereunder. Producer shall indemnify and defend Owner from and against any and all claims and damages arising from the production, distribution, exhibition or exploitation of the Picture, or any element thereof, to the extent such claim or damage does not arise out of a breach by Owner hereunder.

(c)
Accounting. Producer agrees to keep and maintain complete and accurate books and records relating to the Picture and the proceeds derived therefrom.

(d)
Assignment. Owner may not assign its rights or obligations hereunder. Producer may freely assign its rights and obligations hereunder.

(e)
Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

(f)
Notices. All notices under this Agreement shall be in writing addressed to the addresses first set forth above, or at such other address as either party may designate from time to time by written notice to the other. All notices shall be served by facsimile and US mail, electronic mail, recognized courier services such as Federal Express or DHL or personal delivery addressed as specified above. The date of receipt by facsimile, electronic mail or courier, as the case may be, shall be the date of service of notice.

(g)
This agreement may be signed in counterparts. Facsimile and scanned copies shall be deemed originals for all purposes.

(h)
Further Documents. Owner agrees to execute, acknowledge, and deliver to Producer and to procure the execution, acknowledgment, and delivery to Producer of any additional documents or instruments that Producer may reasonably require to effectuate fully and carry out the intent and purposes of this Agreement. If Owner shall fail to execute and deliver any such documents or other instruments, within ten (10) calendar days after such documents are delivered to Owner, Producer shall be deemed to be, and Owner irrevocably appoints Producer, the true and lawful attorney-in-fact of Owner, to execute and deliver any and all such documents and other instruments in the name of Owner, which right is coupled with an interest.

(i)
This Agreement constitutes the entire agreement between the parties hereto with respect to all of the matters herein and its execution has not been induced by, nor do any of the parties hereto rely upon or regard as material, any representations or writing whatsoever not incorporated herein and made a part hereof. No amendment or modification hereto shall be valid unless set forth in a writing signed by both parties.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

PRODUCER	OWNER

/s/ Michael J. Witherill	/s/ Joseph Arpaio
Michael J. Witherill,	Joseph M. Arpaio
on behalf of RIVULET
MEDIA INC.,
and/or Assignee